Exhibit 10.6

Service Agreement

This Service Agreement is made by and between Mosaic Nutraceuticals, having principal offices at Suite 200, 4100 Spring Valley Road, Dallas, Texas, 75244, hereinafter Mosaic and BJC Marketing, having principal offices at 3625 W. Teco Street 2 Las Vegas Nevada 89008 hereinafter BJC, effective the date last entered below.

Witnesseth

BJC is a provider of service fulfillment, and;

BJC is desirous of providing said service fulfillment services to Mosaic, and;

BJC warrants that it is fully capable of fully satisfying the service fulfillment requirements of Mosaic as hereinafter fully defined in Annex A, and;

Mosaic is desirous of utilizing the experience and expertise of BJC in regards to its Service Fulfillment;

Now, therefore, in consideration of the mutual covenants, conditions and specifications herein pertaining, the parties agree as follows.

Services By BJC

1.             BJC will provide the following services to and for Mosaic. Such services may be amended, curtailed or expanded throughout the period of this agreement as required by Mosaic.

A.    Inventory receipt, BJC shall receive and enter into inventory the product[s] from the manufacturer.

B.    Inventory Control. BJC shall maintain real-time records and relate same to Mosaic on daily basis on all inventoried items.

C.    BJC shall receive, by internet email or other means as may be determined and directed by Mosaic, orders from and by the end-users of Mosaic products.

D.    BJC shall fulfill the received orders within 48 hours of receipt. Fulfillment shall be considered complete when the Mosaic determined shipping company has provided BJC with the shipping tracking number[s]. Said shipping tracking numbers and the relevant ship to addresses shall be forwarded to Mosaic as they may direct with twenty-four [24] hours of the order being filled.

E.     BJC shall advise Mosaic in a timely manner of all issues relevant to the sustained fulfillment of product orders. Adequate lead times will be defined as possible to ensure that an orderly flow of product[s] is ensured.

F.     BJC will advise Mosaic by internet email or other means as may be defined and directed by Mosaic of the status of the order and stock backlog. This shall include, but is not necessarily limited to the number of order pending, the amount of product to be covered in the fulfillment of the pending orders, the projected duration of current stock in light of projected orders. Exact definitions of the stock and order backlog reports will be the subject of weekly telephonic conferences by and between BJC and Mosaic.

BJC shall invoice and Mosaic agrees to pay the following amount for said services based on the following scale.

Order Received/Fulfilled per Month

1 to 999	$2.95	per order
1,000 to 9,999	$2.80	per order
Greater than 10,000	$2.65	per order
	plus shipping cost

Said invoices shall be submitted to Mosaic electronically not later than the close of business of 3rd day of the post period month.

2.        Mosaic shall provide the following

1.             Relevant computer and computer related equipment and hardware necessary for the processing of orders and inventory control.

2.             Relevant software for operation on the above noted equipment necessary for order processing and inventory control.

3.             Mosaic shall direct the internet orders, and others as may be applicable, to BJC for the noted processing and control.

4.             Mosaic shall review all relevant and pertinent data and provide payment to BJC for services rendered within ninety-six [96] hours of receipt of invoice.

5.             Mosaic reserves the right to hold amounts judged to be in dispute for a period of not less than ten [10] days and not more than thirty [30] days. Mosaic will use all efforts to ensure prompt resolution of any dispute.

3.        Term

This agreement shall remain in full force and control for one [1] year full from the date last written below or until such time as either parties, by written agreement given fully thirty days in advance of such termination, do terminate said agreement.

4.        Proprietary Information

Each party agrees to hold confidential any and all information that may come into its possession in regards to the operations, customers, suppliers, etc of the other. BJC further warrants and covenants that it will not archive, retain, copy or in any other manner retain information in regards to any of Mosaics customers or suppliers. BJC will ensure that this non-archival policy is fully understood and adhered to by all personnel retained of and/or by BJC.

5.        Governing Authority

This agreement shall be deemed to have been entered into and executed in the State of Texas and shall be construed, performed and enforced in all respects in accordance with the laws of the state of Texas, including applicable provisions of the Uniform Commercial Code adopted by that state.

6.        Severability

If any provision of this Agreement or application thereof to any party of circumstance shall, to any extent, now or hereinafter be or become invalid or unenforceable, the remainder of this Agreement shall be valid and remain fully in force for the duration of the term of this Agreement.

7.        Authorization

The parties hereto pertaining do hereby represent and warrant that they are fully authorized to execute this agreement and any schedules, attachments, annexes, exhibits and amendments hereto.

8.        Whole Agreement

This document and its referenced annexes, addenda, etc, represent the whole and entire agreement by and between the parties hereto. All other agreements heretofore in effect are herewith and fully cancelled and made null and void with the completion of this agreement.

This agreement shall not be modified, amended or re-structured in any manner unless and until such modifications, amendments and or-re-structuring in completed in writing and duly signed by both parties.

IN WITNESS WHEREOF, the parties hereto, by their respective authorized officers have caused their corporate names to be subscribed on the date[s] noted below.

Mosaic Nutraceuticals		BJC Marketing

/s/ Charles Townsend		/s/ Brian J. Crane

By	Charles Townsend	By	Brian J. Crane

Title	President	Title	President

Date	6-23-05	Date	6-23-05